NEITHER THIS PROMISSORY NOTE NOR ANY OF THE SECURITIES ISSUABLE HEREUNDER HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES, OR DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.



                        SUBORDINATED 12% PROMISSORY NOTE
                                                         August __, 2005 Encino,
                                                                      California


                 PRIDE BUSINESS DEVELOPMENT HOLDINGS, INC., a Nevada corporation (the "Company"), for value received, hereby promises to pay to_________________ (the "Holder"), the principal amount of_____________Dollars (US$__________) (the "Principal Amount"), together with interest on the unpaid amount thereof in accordance with the terms hereof, from the date hereof until paid or converted in accordance with the terms hereof.

      1.    Promissory Note (the "Note")

            1.1 Interest Rate. Subject to the provisions of Subsection 1.1.1 and Subsection 2.1 hereof, the rate of interest hereunder (the "Interest Rate") shall be twelve percent (12%) per annum, which shall be computed on the basis of a three hundred sixty-five (365) day year for the actual number of days elapsed and shall be payable in arrears and in cash.

                  1.1.1 The Interest Rate shall be subject to increase in accordance with the provisions of this Subsection 1.1.1. In the event that the Company does not repay the Principal Amount plus all interest due thereon within one hundred and eighty (180) days of the date hereof, the Interest Rate shall automatically be increased to thirteen percent (13%). In the event that the Company does not repay the Principal Amount plus all interest due thereon within two hundred and seventy (270) days of the date hereof, the Interest Rate shall automatically be increased to fourteen percent (14%).

            1.2 Payments. The Principal Amount plus all accrued but unpaid interest thereon shall be due and payable upon the first to occur of the following events (the "Due Date"):

(i) Six (6) months from the date hereof; or (ii) the completion and funding of an equity financing of no less than two million dollars (US$2,000,000). Interest on the Principal Amount shall accrue and be payable in arrears and in cash. Payment and any prepayment under Section 1.3 below shall be made at the offices or residence of the Holder, or at such other place as the Holder shall have designated to the Company in writing, in lawful money of the United States of America.

            1.3 Prepayment. Prepayment may be made by the Company of the entire amount of the Principal Amount and all accrued but unpaid interest without penalty at any time.

2.           Shares and Warrants

            2.1 Issuance of Shares: The Company will issue one hundred and forty thousand (140,000) shares of unregistered Company common stock, US$.001 par value (the "Shares") to Holder for each one hundred thousand dollars (US$100,000) of Notes purchased and in exchange for one hundred dollars (US$100) of the interest expense set forth in Subsection 1.1 hereof being converted to purchase the Shares. As promptly as practicable, the Company at its expense will issue and deliver to the Holder of this Note a certificate or certificates evidencing the number of full shares of Common Stock issuable to Holder in accordance with the terms and conditions of this Note. No fractional shares shall be issued. In lieu of any fractional share to which such Holder would otherwise be entitled, such fractional share shall be rounded to the nearest whole share

            2.2 Issuance of Warrants. If the Note is not repaid in 6 months from the date of the issue, the Company will issue warrants to purchase twenty-five thousand (25,000) additional Shares at US$0.75 per share for every one hundred thousand dollars (US$100,000) of Notes subscribed. The term of the warrants will be 3 years from the date of issue. If the Note is not repaid in nine (9) months from the date of the issue, the Company will issue additional warrants to purchase twenty-five thousand (25,000) additional Shares at US$0.75 per share for every one hundred thousand dollars (US$100,000) of Notes subscribed. The term of the warrants will be three (3) years from the date of issue.

            2.3 Registration Rights. The Company will file a registration statement within 9 months of issuance of the Note and include all the underlying shares of common stock issued for the Note in accordance with Section 2.1 hereinabove and any exercise of the warrants referenced in Section 2.2 hereinabove. The Holder will have piggy-back registration rights if the Company files registration for any other Shares before this 9 month period. Piggy-back registration will be with the acceptance of the underwriters as selected by the Company.

3. Security. The Principal Amount, including any and all interest due thereon, will be secured by a lien on all assets of the Company, which will be subordinate to those already existing and to any letter of credits issued to support working capital needs of the Company. The Company will pay the expenses of filing and recording the liens under this Note.
2.

4. Events of Default. The Holder may declare the entire amount of the Principal Amount of this Note and all accrued but unpaid interest thereon immediately due and payable, effective upon written notice to the Company as described above, if any of the following events shall occur (each, an "Event of Default"):

            4.1   Payment of Note. Default in the payment of this Note
                   when due.

            4.2   Bankruptcy, Insolvency, Etc. Commenced by the Company. If the
Company:

                  4.2.1 shall commence any proceeding or any other action relating to it in bankruptcy or seek reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing;

                  4.2.2 shall admit its inability to pay its debts as they mature in any petition or pleading in connection with any such proceeding;

                  4.2.3 shall apply for, or consent to or acquiesce in, an appointment of a receiver, conservator, trustee or similar officer for it or for all or substantially all of its assets and properties;

                  4.2.4 shall make a general assignment for the benefit of creditors; or 4.2.5 shall admit in writing its inability to pay its debts as they mature.

            4.3 Bankruptcy, Insolvency, Etc. Commenced Against the Company. If any proceedings are commenced or any other action is taken against the Company in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, dissolution, liquidation, windingup, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or a receiver, conservator, trustee or similar officer for the Company or for all or substantially all of its assets and properties is appointed; and in each such case, such event continues for ninety (90) days undismissed, unbonded and undischarged.

            4.4 Material Breach. Any material breach of any representation, warranty, covenant or obligation of the Company under this Note that is not cured within thirty (30) days after receipt by the Company of written notice from the Holder.

5.           Miscellaneous.

             5.1 Transfer of Note. This Note shall not be transferable or assignable in any manner and no interest shall be pledged or otherwise encumbered by the Holder without the express written consent of the Company, and any such attempted disposition of this Note or any portion hereof shall be void ab initio and of no force or effect.

             5.2 Titles and Subtitles. The titles and subtitles used in this Note are for convenience only and are not to be considered in construing or interpreting this Note.

             5.3 Notices. Any notice, demand, or other communication which any party hereto may elect or be required to give hereunder shall be given by fax or overnight courier, and shall be deemed to have been received, in the case of a fax, on the date such fax was sent if confirmation of transmission is received by the sender, and in the case of overnight courier, on the next business day. All notices shall be sent to the parties at the addresses provided on the signature page set forth below.

             5.4 Attorney's Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorney's fees, costs and disbursements in addition to any other relief to which such party may be entitled.

            5.5 Amendments and Waivers. Any amendment or waiver of the terms, conditions, right and obligations set forth herein shall be binding only with the written consent of the Company and the Holder.

             5.6 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

             5.7 Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of California, without give effect to its conflicts of laws principles.

             5.8 Counterparts. This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                          [SIGNATURE PAGES FOLLOW]

Dated: August ___, 2005



                              PRIDE BUSINESS DEVELOPMENT HOLDINGS, INC.
                              a Nevada corporation


                              By:
                                    ______________________________________
                              Name: Ari L. Markow
                              Title: President

                              Address For Notices:
                              15760 Ventura Blvd.
                              Suite 1020
                              Encino, California 91436
                              Attention: Ari L. Markow, President
                              Fax Number: 818-206-0053

Acknowledged and Agreed:


______________________________



By:   ________________________

Name: ________________________

Title:________________________

Address for Notices:

______________________________

______________________________

______________________________

______________________________

Attention:____________________

Fax Number:___________________